Exhibit 99.1

NeoStem Closes 5,750,000 Share Public Offering

NEW YORK, Feb. 18 /PRNewswire-Asia-FirstCall/ -- NeoStem, Inc. (NYSE Amex: NBS) ("NeoStem" or the "Company"), an international biopharmaceutical company with operations in the U.S. and China, announced today the closing of its previously announced 5,000,000 share public offering and the exercise of the over-allotment option in full by the underwriters for an additional 750,000 shares of the Company's common stock, bringing the total shares offered to 5,750,000. The offering was priced at $1.35 per share. Including the over-allotment, the Company expects to receive net proceeds from the offering, after underwriting discounts, commissions and expenses, of approximately $6.9 million.

"We are pleased to be bringing in the Chinese New Year with this milestone and look forward to the near-term relocation of our pharmaceutical operations in China and launch of our stem cell therapies in China while we continue with our other stem cell initiatives in the U.S.," said Robin Smith, M.D., Chairman and CEO of NeoStem. "We are appreciative of the continued support of our existing investors as well as the additional support of new investors."

Roth Capital Partners, LLC served as sole book-running manager and Maxim Group and Gilford Securities acted as co-managers for the offering. Copies of the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC at 24 Corporate Plaza Drive, Newport Beach, CA 92660 or by telephone (800) 678-9147.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in a State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development of stem cell-based therapies, pursuit of anti-aging initiatives and building of a network of adult stem cell collection centers in the U.S. and China that are focused on enabling people to donate and store their own (autologous) stem cells for their personal use in times of future medical need. The Company is also the licensee of various stem cell technologies, including a worldwide exclusive license to VSEL(TM) Technology which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem's majority-controlled Chinese pharmaceutical operation, Suzhou Erye, manufactures and distributes generic antibiotics in China. For more information, please visit: http://www.neostem.com/.

NeoStem, Inc.	CCG Investor Relations, Inc.
Robin Smith, CEO	Lei Huang, Account Manager
Phone: +1 (212) 584-4174	Phone: +1 (646) 833-3417
E-mail: rsmith@neostem.com	E-mail: lei.huang@ccgir.com Â
http://www.neostem.com	http://www.ccgirasia.com

Crocker Coulson, President
Phone: +1 (646) 213-1915
E-mail: crocker.coulson@ccgir.com